Exhibit 1.4

APPROVED
by the General Shareholders’ Meeting
of OJSC Rostelecom on June 24, 2006

REGULATIONS

on the Management Board of
the Open Joint Stock Company
Long-Distance and International Telecommunications Rostelecom

(restated version No. 3)

Moscow
2006

1.                                      GENERAL PROVISIONS

1.1                                 These Regulations on the Management Board (hereinafter, “Regulations”) shall, in accordance with the Civil Code of the Russian Federation, the Federal Law “On Joint Stock Companies” and the Charter of the Company, determine the legal status of the Management Board of the Company and of its members, including the term and procedure for the convocation and holding of meetings of the Management Board, as well as the decision-making procedure.

1.2                                 The Management Board is a collegial executive body of the Company, which carries out the management of day-to-day activities of the Company.

1.3                                 Members of the Management Board shall be appointed by decision of the Board of Directors of the Company for a term not exceeding one (1) year. The same member of the Management Board may be reappointed for an unlimited number of terms. The appointment shall be deemed effective from the moment when the relevant decision is adopted by the Board of Directors.

The composition of candidates for the Management Board shall be selected by the General Director of the Company from among the Deputies of the General Director, executive directors, heads of the Company’s structural subdivisions and the Company’s shareholders and their representatives.

The powers of a member of the Management Board may be subject to early termination:

-                    by decision of the Board of Directors;

-                    in the event when a member of the Management Board voluntary resigns, of which a member of the Management Board shall notify in writing other members of the Management Board and the Company;

-                    in the event a member of the Management Board dies, or is duly declared missing or dead;

-                    in accordance with a court judgment or decision of an authorized governmental body on termination of the powers of a member of the Management Board.

2.                                      PURPOSE AND PRINCIPLES OF OPERATION OF THE MANAGEMENT BOARD

2.1                                 The purpose of the Management Board’s activities shall be the procurement of the Company’s effective operation.

2.2                                 In order to accomplish its purpose, the Management Board shall follow the following principles:

-                    prompt making of the most objective decisions for the benefit of the Company and its shareholders;

-                    fair, timely and efficient fulfillment of resolutions of the general meeting of shareholders and the Board of Directors of the Company.

3.                                      CHAIRMAN OF THE MANAGEMENT BOARD

3.1                                 The functions of the Chairman of the Management Board of the Company shall be performed by the person carrying out the functions of the Company’s one-person executive body.

3.2                                 The Chairman of the Management Board shall organize and chair meetings of the Management Board, sign all documents on behalf of the Company and minutes of meetings of the Management Board and act on behalf of the Management Board of the Company without a power of attorney.

3.3                                 If prompt decision-making on any matter is required, in the absence of the Chairman of the Management Board, the person acting as the General Director of the Company shall organize and chair the meeting of the Management Board and sign the minutes of the meeting.

4.                                      SECRETARY OF THE MANAGEMENT BOARD

4.1                                 The Secretary of the Management Board of the Company shall provide for the record keeping related to the operation of the Management Board of the Company.

The Secretary of the Management Board shall be appointed or dismissed by the person carrying out the functions of the Company’s sole executive body.

In the case of creation of the Corporate Secretary Service by the decision of the Board of Directors the person carrying out the functions of the Company’s sole executive body appoints the Secretary of the Management Board out of personnel of the Corporate Secretary Service in an order set by this article.

4.2                                 The Secretary of the Management Board may be dismissed at any time and a new Secretary of the Management Board have to be appointed in accordance with the procedure set forth in Section 4.1 hereof for the appointment of the Secretary of the Management Board.

In the absence of the Secretary of the Management Board, his or her functions shall be imposed on another person in the manner specified in Section 4.1 hereof for the appointment of the Secretary of the Management Board.

4.3                    The Secretary of the Management Board shall have the right:

-                    to request from Company officers the information and documents required for the preparation of materials on the issues of agenda of meetings of the Management Board;

-                    to receive remuneration for the performance of his or her duties and compensation of expenses related to the performance of the functions of the Secretary of the Management Board.

4.4                    The Secretary of the Management Board shall:

-                    keep and draw up minutes of meetings of the Management Board;

-                    record and keep incoming documentation and copies of the Management Board’s outgoing documentation;

-                    notify members of the Management Board about the meetings of the Management Board in the manner and within the term specified in these Regulations;

-                    provide the members of the Management Board with materials necessary for consideration of the issues of agenda of meetings of the Management Board in the manner and within the term specified in these Regulations;

-                    make and sign extracts from minutes of meetings of the Management Board; and

-                    perform other functions specified in these Regulations.

4.5                              The Secretary of the Management Board shall be paid remuneration for performance of his or her functions and compensation of expenses related to the performance of the functions of the Secretary of the Management Board.

The amount of remuneration and compensation payable to the Secretary of the Management Board shall be determined by decision adopted by a majority vote of the members of the Management Board participating in the meeting.

5.                                      MEETING OF THE MANAGEMENT BOARD

5.1                                 Meetings of the Management Board may be held only in the form of a joint presence of its members (including video- or audio- conference call).

As an extraordinary event if agreed by the Chairman of the Management Board the member of the Management Board may submit the completed absentee voting opinion which should be provided to the Secretary of the Management Board before the meeting by fax, courier service or e-mail. The original absentee voting opinion should be provided to the Secretary of the Management Board within 3 business days.

5.2                                 Meetings of the Management Board shall be held regularly, in accordance with the working schedule approved by the meeting of the Management Board, but no less than 1 (one) time a month. If required, the Management Board shall consider issues that are not included in the working schedule.

5.3                                 A meeting of the Management Board shall be convened by the Chairman of the Management Board on its own initiative, at the request of a member of the Management Board of the Company, at the request of a member of the Board of Directors and its committees and a member of the Audit Commission.

Determination of the term, convocation of the meeting, the agenda of the meeting and supervision of making and keeping of minutes is in the terms of reference of the Chairman of the Management Board.

At the request of members of the Management Board additional issues may be included in agenda of a meeting of the Management Board.

The necessary materials related to the issues of agenda shall be promptly provided to the members of the Management Board in order to enable them to prepare for a discussion. Proposals on the issues of agenda of a meeting of the Management Board that should be decided at the meeting must be received by the Chairman of the Management Board at least five (5) days prior to the date of the meeting.

5.4                                 Secretary of the Management Board shall notify the members of the Management Board in free form about the convocation of a meeting of the Management Board, its place, time and agenda at least 3 (three) days prior to the date of the meeting.

The above term may be reduced if any issues are required to be settled urgently provided that none of the members of the Management Board objects.

Together with the notice, members of the Management Board shall receive full and accurate information and all necessary materials related to the issues of agenda, which shall be submitted to the members of the Management Board.

In case, when necessary information was provided to the members of the Management Board untimely and the members of the Management Board did not have sufficient time to review this information, the meeting of the Management Board shall be postponed at the request of a member(s) of the Management Board.

5.5                                 The quorum for meetings of the Management Board shall be at least one-half of the appointed members of the Management Board.

In case, when the number of members of the Management Board is less than the number of members that constitute the quorum, the Board of Directors of the Company shall decide on determination of numerical composition of the Management Board and shall appoint the members of the Management Board of the Company.

5.6                                 At the adoption of decisions of the Management Board, members of the Management Board that participate in the meeting shall express their opinion on agenda issues by voting.

5.7                                 At the meetings of the Management Board decisions shall be adopted by a majority of votes of the Management Board members participating in the meeting and members submitted absentee voting opinions in accordance with item 5.1. of these Regulations.

5.8                                 At the adoption of the decisions at the meeting of the Management Board, each member of the Management Board shall have one vote.

A member of the Management Board may not delegate its right to vote to another person.

In the event of a tie vote the Chairman of the Management Board shall have the deciding vote.

During the meeting of the Management Board the Secretary of the Management Board shall keep the minutes of this meeting.

The minutes of a Management Board meeting shall be drawn up no later than three (3) business days of the date of the meeting.

The minutes of a meeting shall specify:

-                    location and time of the meeting;

-                    persons who were present at the meeting;

-                    agenda of the meeting;

-                    issues put to a vote and the voting results; and

-                    taken decisions.

The minutes of the Management Board meeting shall be signed by the person presiding over the meeting and by the Secretary of the Management Board.

The Company shall keep minutes of the Management Board meetings at the location of its executive body or at another location known and accessible to the Company’s shareholders, creditors of the Company and other interested parties, in accordance with the procedure and during the period determined by the federal executive body for the securities market. If such period is not determined, the Company shall keep the minutes of meetings of the Management Board permanently.

The Company shall provide the members of the Board of Directors, the Auditing Commission, the external auditor of the Company and the shareholders holding in aggregate not less than 25 percent of the Company’s voting shares with access to minutes of the meetings of the Management Board.

6.                                      REPORTS TO THE BOARD OF DIRECTORS

6.1                                 The Board of Directors shall exercise control over the operation of the Management Board. The Management Board is obliged to submit reports to the Board of Directors on:

(a)                  prospective policy of the Company and other substantial issues of prospective management (not less than one time a year unless a change in the Company’s standing requires immediate submission of such report);

(b)                 discussion and approval of the Company’s annual budget (not less than once a year prior to budget period would commence), including reports on budget corrections (as such economically justifiable need arises);

(c)                  execution of the annual budget as a whole and with regard to separate financial indicators (such as revenues, expenses and capital expenditure program) on quarterly basis;

(d)                 actions which may particularly affect the Company’s key performance indicators (as soon as practicably possible to enable the Board of Directors to form an opinion about such actions before their commencement).

7.                                      REMUNERATION OF MEMBERS OF THE MANAGEMENT BOARD

7.1                                 A member of the Management Board shall receive remuneration for the performance of his/her functions on a quarterly and annual basis.

7.2                                 The remuneration to the members of the Management Board is paid out of the Company’s net income.

The aggregate quarterly remuneration to the Management Board shall not exceed 9.03 million rubles. The Chairman of the Management Board shall receive quarterly remuneration with a coefficient 1.2 as compared to the average personal remuneration of the members of the Management Board.

7.3                                 The determination of the aggregate quarterly remuneration to the Management Board should be brought by the Chairman of the Management Board to the attention of the Board of Directors after the consideration by the Board of Directors of the results of the quarterly budget execution.

7.4                                 For the quarter when the composition of the Management Board has changed the quarterly remuneration to the every member of the Management Board shall be paid on the pro rata basis.

7.5                                 The amount of personal remuneration of each Management Board member shall be proposed by the Chairman of the Management Board depending on the volume and intensity of the functions performed by a member of the Management Board or/and shall be determined in an order set by the internal document approved by the Board of Directors.

A decision on the amount of personal quarterly remuneration of each Management Board member shall be made at the meeting of the Management Board by a simple majority of votes of the members of the Management Board taking part in such meeting The member of the Management Board on the amount of whose remuneration the decision is made shall not participate in the vote.

7.6                                 The aggregate annual remuneration of the Management Board shall be determined by the Board of Directors after the Annual General Shareholders Meeting and shall not exceed 0.2% of OIBDA calculated in accordance with Russian accounting standards for the last financial year.

A decision on the amount of personal annual remuneration of each Management Board member shall be made at the meeting of the Board of Directors depending on the volume and intensity of the functions performed by a member of the Management Board or/and shall be determined in an order set by the internal document approved by the Board of Directors, as proposed by the General Director.

For the year when the composition of the Management Board has changed the annual remuneration to the every member of the Management Board shall be paid on the pro rata basis.

8.                                      LIABILITY OF THE MEMBERS OF THE MANAGEMENT BOARD

8.1                                 In exercising their rights and performing their duties the members of the Management Board shall act for the benefit of the Company and exercise their rights and perform their duties with respect to the Company reasonably and in good faith.

8.2                                 The members of the Management Board shall be liable to the Company for losses caused to the Company by actions (inaction) through their fault in accordance with federal laws, other legal acts of the Russian Federation and terms of the agreement concluded between each member of the Management Board and the Company.

Members of the Management Board who voted against the decision that caused losses to the Company or who did not participate in the voting shall not be liable.

8.3                                 At the determination of the grounds and the amount of Management Board members’ liability, the usual business conditions and other relevant circumstances shall be taken into account.

8.4                                 In case several persons are liable under this Section, they will be jointly liable to the Company.

8.5                                 The Company or the shareholder/s holding in aggregate at least one (1) percent of the Company’s voting shares shall have the right to file a suit against a member of the Management Board claiming for damages caused to the Company, in cases specified in Section 7.2 of these Regulations.

8.6                                 The members of the Management Board shall be responsible for the maintenance of secrecy and for the prompt development and implementation of measures to protect state secrets in accordance with the requirements of the legal acts of the Russian Federation governing the protection of state secrets.

8.7                                 The Management Board members shall not disclose non-public and confidential information (as stipulated by the applicable legislation and internal documents) on the activities of the Company became known to him or her as fulfilling his or her duties as a member of the Management Board.

8.8                                 The Management Board members shall notify in writing the Corporate Secretary about (i) possession of securities of the Company, (ii) intentions to conduct deals with securities of the Company and its affiliates, and (iii) executed transactions with such securities — in an order set by applicable internal document, approved by the Board of Directors.

9.                                      APPROVAL OF AMENDMENTS AND ADDITIONS TO THE REGULATIONS

9.1                                 The Regulations shall be approved at the general meeting of shareholders by a majority of votes of the shareholders holding the Company’s voting shares and participating in the meeting.

9.2                                 Amendments and additions to the Regulations may be adopted at the general meeting of shareholders by a majority of votes of the shareholders holding the Company’s voting shares and participating in the meeting.

9.3                                 In the event of changes in the legislation of the Russian Federation or the Company Charter, as a result of which certain provisions of the Regulations will not comply with such legislation or the Charter, the above provisions shall cease to be in effect, and until the Regulations are amended accordingly the members of the Management Board shall act in accordance with effective legal acts of the Russian Federation and the Company Charter.